Exhibit 10(C)

VF CORPORATION 1996 STOCK COMPENSATION PLAN

NON-QUALIFIED STOCK OPTION CERTIFICATE

FOR NON-EMPLOYEE DIRECTORS

(Nine Years Exercise)

Optionee:

Date of Grant:

Number of Shares:

Option Price Per Share:

THIS IS TO CERTIFY that on the above Date of Grant, VF CORPORATION, a Pennsylvania corporation (the “Corporation”), granted to the named Optionee a Non-Qualified Stock Option, subject to the terms and conditions of the 1996 Stock Compensation Plan (the “Plan”), which is incorporated herein by reference. This Option shall not be treated as an Incentive Stock Option. The Optionee may purchase from the Corporation the Number of Shares of its Common Stock at the Option Price Per Share identified above, subject, however, to the following terms and conditions.

1. Subject to paragraph 2 below:

(a)	Unless the exercise date of this Option is accelerated in accordance with Article X of the Plan, this Option shall only be exercisable for a period of nine years, commencing on the first anniversary of the Date of Grant and ending upon the expiration of ten years from the Date of Grant;

(b)	This Option shall only be exercisable so long as the Optionee remains a director of the Corporation; and

(c)	In the event that the Optionee’s service as a director of the Corporation is terminated at any time prior to the exercise of this Option for any reason, all of the Optionee’s rights, if any then remain, under this Option shall be forfeited and this Option shall terminate immediately.

2. The provisions of paragraph 1 of this Certificate to the contrary notwithstanding, upon the termination of the Optionee’s service as a director of the Corporation at any time prior to the expiration of ten years from the Date of Grant of this Option by reason of retirement, permanent and total disability, death, or under mutually satisfactory conditions, this Option may be exercised during the following periods: (a) the 36 month period following the date of retirement or permanent and total disability, (b) the 36 month period following the date of the Optionee’s death or termination under mutually satisfactory conditions and (c) the 36 month period following the date of the Optionee’s death during a period specified in (a) or (b) above after terminating service as a director for a reason specified in such (a) or (b). Upon the termination of the Optionee’s service as a director of the Corporation due to death or permanent and total disability, any unvested portion of the Option will vest and become immediately exercisable in full and will remain exercisable as described in the preceding sentence. In no event, however, shall this Option be exercisable after the expiration of ten years from the Date of Grant.

3. During the life of the Optionee, this Option may only be exercised by the Optionee, except as otherwise provided in the Plan. The Optionee is responsible for all applicable taxes. The exercise of this Option is subject to the Corporation’s policies regulating trading by directors, including any applicable “blackout” periods when trading is not permitted.

4. This Option shall be exercised by written notice to the Corporation stating the number of shares with respect to which it is being exercised and, accompanied by payment of the full amount of the Option Price for the number of shares desired by a check payable to the order of the Corporation, or, if acceptable to the Committee which administers the Plan, by delivery of a cash equivalent or surrender or delivery to the Corporation of shares of its Common Stock or by a combination of a check and shares of Common Stock. The exercise date of this Option shall be the date upon which the notice of exercise is received by the Corporation with full payment of the Option Price. In addition, this Option may be exercised on behalf of the Optionee by a designated brokerage firm in accordance with the terms of the Plan and the rules of the Committee.

5. This Option is subject to the Corporation’s Forfeiture Policy for Equity and Incentive Awards in the Event of Restatement of Financial Results as in effect at the date of this Option. Such Policy imposes conditions that may result in forfeiture of the Option or the proceeds to you resulting from the Option (a so-called “clawback”) in certain circumstances if the Corporation’s financial statements are required to be restated as a result of misconduct.

6. This Certificate, including the rights and obligations of the Optionee and the Corporation hereunder, is subject in all respects to the Plan, which shall be controlling in the event of any inconsistency with or omission from this Certificate.

VF CORPORATION

By:
Eric C. Wiseman
Chairman, President and Chief Executive Officer

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